Exhibit 99.1

EBET, Inc. Announces Corporate Restructuring and Profitability Plan - Projects Positive EBITDA Run Rate for August 2022 (Current Month)

Earnings Call Scheduled Today at 4:30 PM EDT to Detail 3rd Quarter Results of Corporate Restructuring, Revenue of $18.2 Million and Gross Profit of $7.2 Million

LAS VEGAS, August 15, 2022 – EBET, Inc. (Nasdaq: EBET), a leading global provider of advanced wagering products and technology, announced today a profitability plan to reach a positive EBITDA run rate beginning August 2022 (current month).

EBET has taken significant measures to become EBITDA positive in August 2022 (current month). The measures taken to enhance the profitability of its newly acquired iGaming assets as well as its existing eSports products include:

•	Re-aligning resources to escalate and expand its focus to iGaming
•	Optimizing the efficiency of marketing campaigns
•	Generally reducing the operating costs of the business
•	Reducing investment in non-revenue-generating esports products
•	Elimination of non-material contracts
•	Reducing the total number of employees and contractors by approximately 54%

EBET intends to grow in new geographic markets, expanding to Brazil and anticipate approval and receipt of Netherlands and Ontario (Canada) gaming licenses in fiscal Q1 2023 (Oct-Dec 2022).

Additionally, the company will be launching a major site upgrade for its flagship brand Karamba, which is expected to have a significant positive impact on new customer signups as well as retention.

The company will also be releasing its new affiliate platform, eaffiliates.com, which is designed to attract new affiliates as well as increase traffic from existing affiliates by providing detailed conversion tracking.

The revenue for the 3rd quarter ended June 30, 2022 was approximately $18.2 million with a gross profit of approximately $7.2 million. As the company focuses on the profitability of the business, and continues to grow its EBIDTA positive run rate, it expects the revenue growth rate to decline in the short term, as it cuts unprofitable revenue. As a result, the company does not expect to reach the previous fiscal 2022 revenue guidance of $70 million. The company is not providing any updated revenue guidance at this time.

“We are on a current run rate to achieve positive EBITDA this month and feel that we have reached a major inflection point for EBET’s business,” commented Aaron Speach, Chief Executive Officer of EBET. "I have never been this excited about EBET's future for our executive team and our shareholders. We are seeing significant scalable gains and look to continue the path to increase profitability and shareholder value. We encourage everyone to join us on our conference call today to discuss all of our exciting developments."

Earnings Call and Additional Information

A webcast is set for today, August 15 at 4:30 PM EDT, to review details of 3rd quarter 2022 results as well as to offer forward-looking guidance. The webcast call can be listened to at https://viavid.webcasts.com/starthere.jsp?ei=1564963&tp_key=1b702e74af. Additionally, a replay of the call will be available on EBET Inc.’s Investor Relations page at https://ebet.gg/investor-overview/.

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About EBET, Inc.

EBET operates and develops award-winning, groundbreaking and engaging wagering products for bettors around the world. The company is focused on bringing better entertainment and technology solutions to cater to the Millennial and Gen-Z demographics in the wagering space. EBET operates online sportsbook and casino brands Karamba, Hopa, Griffon Casino, BetTarget, Dansk777, GenerationVIP and Gogawi, which have over 1.4 million deposited customers in more than 15 countries. The company recently was awarded Esport Product of the Year at the 2021 SiGMA Europe and 2022 SiGMA Asia Awards, and its brand Karamba received SBC’s award for Innovation in Casino & Gaming Entertainment. EBET, Inc. is listed on the Nasdaq under the symbol EBET (CUSIP 278700109). EBET, Inc. was previously Esports Technologies Inc. The name changed on May 5, 2022, to better reflect the company’s business and mission.

For more information, visit: https://ebet.gg/.

Forward-Looking Statements: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements involve risks and uncertainties. Forward-looking statements include, without limitation, the timing of the Company’s expansion to Brazil and timing of receiving Netherlands and Ontario (Canada) gaming licenses; and the success of the Karamba site upgrade to have a significant positive impact on new customer signups as well as retention. These statements relate to future events, future expectations, plans and prospects. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results or outcomes may prove to be materially different from the expectations expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including as set forth in Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Contacts:

For Investors:

Jim Purcell

CFO

jim.purcell@ebet.gg

For Media:

Mark Thorne

CMO

mark.thorne@ebet.gg

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